Exhibits

Sub-Item 77Q(1)(e) - Copies of any new or amended registrant investment advisory agreements:

On October 24, 2013, Old Westbury Funds, Inc. entered into a
Sub-Advisory Agreement dated October 24, 2013 among the
Registrant, BIM and Muzinich & Co., Inc. relating to the Old
Westbury Global Opportunities Fund (the "Agreement"). A copy of the Agreement is filed herewith.